Exhibit 10.3

SHOE CARNIVAL, INC.

2017 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Shoe Carnival, Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided or otherwise made available to you and is incorporated by reference and made a part of this Agreement. Any capitalized term that is used but not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]
Number of Restricted Stock Units: [_______]	Grant Date: [_______]
Vesting Schedule:
Scheduled Vesting Dates [ ] [ ]	Number of Restricted Stock Units that Vest [ ] [ ]

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents.

PARTICIPANT:	SHOE CARNIVAL, INC

_______________________________________	By: ___________________________________
[NAME]	Name:
Title:

Shoe Carnival, Inc.

2017 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Terms and Conditions

1. Grant of Restricted Stock Units. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement (the “Grant Date”) and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one Share of the Company’s Stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2. Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 of this Agreement until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3. Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 3. Notwithstanding the vesting and subsequent settlement of this Award, it shall remain subject to the provisions of Section 17 of the Plan.

(a)
Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date, then the Units will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b)
Accelerated or Continued Vesting. The vesting of outstanding Units will be accelerated or continued under the circumstances provided below:

(1)
Death or Disability. If your Service terminates prior to the final Scheduled Vesting Date due to your death or Disability, the Ratable Portion (as defined in the Plan) of the Units shall vest as of such termination date.

(2)
Termination by the Company without Cause or Voluntarily by You for Good Reason. If your Service is terminated by the Company without Cause or voluntarily by you for Good Reason in accordance with the procedures set forth in your Employment and Noncompetition Agreement dated [ ] (the “Employment Agreement”) prior to the final Scheduled Vesting Date, the Ratable Portion of the Units shall vest as of such termination date. For purposes of this Agreement, “Cause” and “Good Reason” are each as defined in your Employment Agreement.

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(3)
Change in Control. If a Change in Control occurs while you continue to be a Service Provider and prior to the final Scheduled Vesting Date, the following provisions shall apply:

(i)
If, within 24 months after a Change of Control (A) described in paragraphs (i) or (ii) of Section 2(f) of the Plan or (B) that constitutes a Corporate Transaction as defined in paragraph (iii) of Section 2(f) of the Plan and in connection with which the surviving or acquiring entity (or its parent entity) has continued, assumed or replaced this Award, you cease to be a Service Provider due to a termination by the Company without Cause or voluntarily by you for Good Reason in accordance with the procedures set forth in your Employment Agreement, then all unvested Units shall immediately vest in full upon such termination.

(ii)
If this Award is not continued, assumed or replaced in connection with a Change in Control that constitutes a Corporate Transaction, then all unvested Units shall immediately vest in full upon the occurrence of the Change in Control.

(iii)
For purposes of this Section 3(b)(3), this Award will be considered assumed or replaced under the circumstances specified in Section 12(b)(i) of the Plan.

4. Effect of Termination of Service. Except as otherwise provided in accordance with Section 3(b) of this Agreement, if you cease to be a Service Provider, you will immediately forfeit all unvested Units.

5. Settlement of Units. After any Units vest pursuant to Section 3 of this Agreement, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable), one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 of this Agreement and compliance with all applicable legal requirements as provided in Section 18(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith.

6. Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then the Company shall credit, as of each dividend payment date, a dollar amount of dividend equivalents to your account. The dollar amount of the dividend equivalents credited shall be determined by multiplying the number of Units credited to your account pursuant to this Agreement as of the dividend record date times the dollar amount of the cash dividend per Share. Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate vest and are settled, as provided in Sections 3 and 5 of this Agreement. No interest shall accrue on any unpaid dividend equivalents. Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

7. No Right to Continued Service or Future Awards. This Agreement awards Units to you, but does not impose any obligation on the Company to make any future grants or issue any future awards to you or otherwise continue your participation under the Plan. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time without regard to the effect it may have upon you under this Agreement.

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8. Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of vested Units, you are required to make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. The Company will retain a portion of the Shares that would otherwise be delivered to you in settlement of vested Units, which retained Shares shall have a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes required to be withheld, unless you provide notice to the Company prior to the vesting date of the Units that you desire to pay cash or direct the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. Delivery of Shares in settlement of vested Units is subject to the satisfaction of applicable withholding tax obligations.

9. No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s Stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you in settlement of the Units as provided in Section 5 of this Agreement.

10. Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, including the confidentiality, non-solicitation, forfeiture and recovery provisions set forth in Section 17 of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Board or the Committee pursuant to the Plan. All interpretations of the Committee and all related decisions or resolutions of the Board or the Committee shall be final and binding on the Company and you. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern, except to the extent that the terms and conditions of the Plan are supplemented or modified by this Agreement, as authorized by the Plan.

11. Incentive Compensation Recovery Policy. The Company’s Incentive Compensation Recovery Policy, as may be amended from time to time, shall apply to the Units, any Shares delivered hereunder and any profits realized on the sale of such Shares to the extent that you are covered by such policy. If you are covered by such policy, the policy may apply to recoup Units awarded, any Shares delivered hereunder or profits realized on the sale of such Shares either before, on or after the date on which you become subject to such policy.

12. Choice of Law. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.

13. Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

14. Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15. Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

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16. Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

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